UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2014

RELYPSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36184	26-0893742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

700 Saginaw Drive

Redwood City, CA 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 421-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2014, Relypsa, Inc. (the “Company”) entered into a new Lease (the “Lease”) with HCP LS Redwood City, LLC (“Landlord”) to lease approximately 79,675 square feet of office and laboratory space located at 100 Cardinal Way, Redwood City, California 94063 (the “Premises”) for the Company’s new principal executive offices. The Company currently leases office and laboratory space located at 700 Saginaw Drive, Redwood City, California 94063 from Landlord pursuant to a lease dated September 7, 2012 (the “Existing Lease”).

The Lease commences on the later of (i) February 1, 2015 and (ii) the date the Premises are ready for occupancy by the Company (the “Lease Commencement Date”) following Landlord’s construction of certain improvements to the Premises required under the Lease. The Existing Lease terminates 60 days after the Lease Commencement Date, and the Company will not be obligated to pay any base rent, expenses or other fees under the Existing Lease during the 60-day period following the Lease Commencement Date. The Lease terminates 10 years after the Lease Commencement Date (the “Lease Term”), unless terminated earlier. The Company has an option to extend the Lease Term for an additional five years (the “Option Term”) upon written notice to Landlord.

The Lease provides for annual base rent of approximately $2.4 million in the first year of the Lease Term, which was calculated as if the Premises contained only 60,000 square feet. The Lease provides for annual base rent of approximately $3.3 million in the second year of the Lease Term, with a 3% increase in annual base rent in each subsequent year of the Lease Term. The Lease provides for annual base rent during the Option Term to be calculated based on fair rental value as determined in the Lease.

The Lease further provides that it is intended to be a “triple net” lease with the Company to pay, or reimburse Landlord for paying, all costs and operating expenses, including taxes, insurance and maintenance expenses, reasonably associated with the Lease and the Premises, including the land, the building and the common areas.

The Company will be entitled to a one-time improvement allowance of approximately $0.6 million for costs related to relocation, data/cabling, furniture, fixtures and equipment. The Company will also be entitled, at its election, to an additional allowance of approximately $2.2 million for certain costs, approximately $1.0 million of which may be related to relocation, data/cabling, furniture, fixtures and equipment, and approximately $1.2 million of which may be related to future improvements to the Premises by the Company from time to time prior to the second anniversary of the Lease Commencement Date. In the event the Company elects to use all or any portion of the additional allowance, the base rent will be increased as calculated in the Lease.

The Company has obtained a standby letter of credit (the “Letter of Credit”) in the amount of approximately $0.7 million, which may be drawn down by Landlord upon the occurrence of certain events under the Lease including the Company’s failure to pay amounts due under the Lease within the applicable notice and cure periods, the Company’s voluntary or involuntary bankruptcy, receivership or conservatorship.

The foregoing description of the material terms of the Lease does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Lease that is filed as an exhibit to this Current Report on Form 8-K.

In addition, on June 26, 2014, the Company entered into a Consent and First Amendment to Amended and Restated Loan and Security Agreement (the “First Amendment”) with Oxford Finance, LLC (“Oxford”) and Silicon Valley Bank (“SVB” and together with Oxford, the “Lenders”) to amend the Amended and Restated Loan and Security Agreement, dated as of May 30, 2014 (the “Loan Agreement”), by and among the Lenders and the Company. Pursuant to the First Amendment, the Lenders consented to the Lease, the move by the Company to the Premises and the Letter of Credit and certain amendments were made to the Loan Agreement in connection with the Letter of Credit.

The foregoing description of the material terms of the First Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the First Amendment that is filed as an exhibit to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Lease, dated as of June 26, 2014, by and between HCP LS Redwood City, LLC and Relypsa, Inc.

10.2	Consent and First Amendment to Amended and Restated Loan and Security Agreement, dated as of June 26, 2014, by and among Oxford Finance LLC, Silicon Valley Bank and Relypsa, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2014	RELYPSA, INC.

	By:	/s/ Ronald A. Krasnow
Ronald A. Krasnow
General Counsel and Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease, dated as of June 26, 2014, by and between HCP LS Redwood City, LLC and Relypsa, Inc.

10.2	Consent and First Amendment to Amended and Restated Loan and Security Agreement, dated as of June 26, 2014, by and among Oxford Finance LLC, Silicon Valley Bank and Relypsa, Inc.